Prager Metis CPAs, LLC 401 HACKENSACK AVENUE 4TH FLOOR HACKENSACK, NJ 07601 T 201.342.7753 F 201.820.2691 www.pragermetis.com

June 3, 2022

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, NC 20549

Re: AB International Group Corp.

Commission File Number 000-55979

Dear Sirs:

We have received a copy of AB International Group Corp. (the “Company”) Item 4.02 of its Form 8-K executed on June 1, 2022 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We agree with the statements made regarding our Firm. As of the date of this letter, Prager Metis has not yet completed a review of the Company’s Form 10-Q.

Very truly yours,

Prager Metis CPAs, LLC